Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form F-3ASR No. 333-187531) of Arcos Dorados Holdings Inc., and
(2)	Registration Statement (Form S-8 No. 333-173496) pertaining to the Equity Incentive Plan of Arcos Dorados Holdings Inc;

of our reports dated March 8, 2013, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Arcos Dorados Holdings Inc., included in this Annual Report (Form 20-F) for the year ended December 31, 2012.

Buenos Aires, Argentina
April 26, 2013

/s/ Pistrelli, Henry Martin Y Asociados S.R.L.
PISTRELLI, HENRY MARTIN Y ASOCIADOS S.R.L.
Member of Ernst & Young Global